Exhibit 99

www.Frontier.com

Frontier Communications Corporation Declares Fourth-Quarter Dividends

Norwalk, Conn., Oct. 31, 2017 – Frontier Communications Corporation (NASDAQ: FTR) announced today that its Board of Directors has declared a regular quarterly dividend on Frontier’s 11.125% Mandatory Convertible Preferred Stock, Series A, of $2.78125 per share, payable in cash on December 29, 2017 to holders of record at the close of business on December 15, 2017.

The Board of Directors also has declared a regular quarterly cash dividend of $0.60 per share of common stock, payable on December 29, 2017 to holders of record at the close of business on December 15, 2017.

About Frontier Communications

Frontier Communications Corporation is a leader in providing communications services to urban, suburban, and rural communities in 29 states. Frontier offers a variety of services to residential customers over its fiber-optic and copper networks, including video, high-speed internet, advanced voice, and Frontier Secure® digital protection solutions. Frontier Business offers communications solutions to small, medium, and enterprise businesses. More information about Frontier is available at www.frontier.com.

INVESTOR CONTACT:	MEDIA CONTACT:
Luke Szymczak	Brigid Smith
Vice President, Investor Relations	AVP, Corp. Comm.
(203) 614-5044	(203) 614-5042
luke.szymczak@ftr.com	brigid.smith@ftr.com

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